NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

RHINO RESOURCE PARTNERS LP

Form Of WARRANT TO PURCHASE COMMON UNITS REPRESENTING LIMITED
PARTNERSHIP INTERESTS

Warrant No.: [●]

Number of Common Units representing Limited Partner Interests: [●]

Date of Issuance: March 20, 2018 (“Issuance Date”)

Rhino Resource Partners LP, a Delaware limited partnership (the “Issuer”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CB AGENT SERVICES LLC, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Issuer, at the Exercise Price (as defined below) then in effect, at any time or times on or after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), [●] ([●]) fully paid, validly issued and non-assessable Common Units (as defined herein), subject to adjustment as provided herein (the “Warrant Units”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Common Units Representing Limited Partnership Interests (including any Warrants to Purchase Units Representing Limited Partnership Interests issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 18. This Warrant is one of the Warrants to purchase Common Units (collectively, the “Warrants”) issued pursuant to Section 1 of that certain Warrant Agreement, dated March 20, 2018, effective as of December 27, 2017 (the “Subscription Date”), by and among the Issuer and the investors (the “Holders”) referred to therein (the “Warrant Agreement”). Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to such terms in the Warrant Agreement.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time or times on or after the Issuance Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Issuer of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Units as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds or (B) if the provisions of Section 1(d) are applicable, by notifying the Issuer that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice be required. The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Units shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Units, and the number of Warrant Units issuable upon exercise of this Warrant shall be as set forth in the Warrant register maintained by the Issuer. On or before the first (1st) Trading Day following the date on which the Holder has delivered an Exercise Notice, the Issuer shall transmit by facsimile or electronic mail, return receipt requested, an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Issuer’s transfer agent (the “Transfer Agent”). On or before the earlier of (i) second Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder has delivered the Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the first Trading Day following the date on which the Holder has delivered the Exercise Notice (a “Unit Delivery Date”) (provided that if the Aggregate Exercise Price has not been delivered by such date, the applicable Unit Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered), the Issuer shall (X) provided that the Transfer Agent is participating in The Depository Trust Issuer (“DTC”) Fast Automated Securities Transfer Program, cause the Transfer Agent to credit such aggregate number of Warrant Units to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, cause the Transfer Agent to issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Issuer’s unit register in the name of the Holder or its designee, for the number of Warrant Units to which the Holder is entitled pursuant to such exercise. The Issuer shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Units via DTC, if any. Upon delivery of the Exercise Notice, the Holder shall be deemed for all limited partnership purposes to have become the holder of record of the Warrant Units with respect to which this Warrant has been exercised, irrespective of the date such Warrant Units are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Units, as the case may be. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Units represented by this Warrant submitted for exercise is greater than the number of Warrant Units being acquired upon an exercise, then the Issuer shall as soon as practicable and in no event later than two (2) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 6(d)) representing the right to purchase the number of Warrant Units issuable immediately prior to such exercise under this Warrant, less the number of Warrant Units with respect to which this Warrant is exercised. No fractional Warrant Units are to be issued upon the exercise of this Warrant, but rather the number of Warrant Units to be issued shall be rounded up to the nearest whole number. The Issuer shall pay any and all taxes which may be payable with respect to the issuance and delivery of Warrant Units upon exercise of this Warrant. The Issuer’s obligations to issue and deliver Warrant Units in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $1.95, subject to adjustment as provided herein.

(c) Issuer’s Failure to Timely Deliver Securities. If the Issuer shall fail for any reason or for no reason to issue to the Holder on or prior to the applicable Unit Delivery Date the Warrant Units to which the Holder is entitled by reason of an exercise of this Warrant, which Warrant Units shall be delivered without any restrictive legend if the Holder elects a Cashless Exercise and such Unit Delivery Date is at least one year after the Issuance Date, by crediting such aggregate number of Warrant Units to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system (such event, an “Exercise Failure”), then, in addition to all other remedies available to the Holder, the Holder, upon written notice to the Issuer, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Warrant that has not been exercised pursuant to such Exercise Notice; provided, that the Holder may exercise the foregoing right only prior to the time the Issuer has delivered the Warrant Units to which the Holder is entitled as described above; and further provided that the voiding of an Exercise Notice shall not affect the Issuer’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise. In addition to the foregoing, if on or prior to the applicable Unit Delivery Date, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, the Issuer shall fail to issue and deliver a certificate to the Holder and register such Common Units on the Issuer’s unit register or, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit the Holder’s balance account with DTC for the number of Common Units to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Issuer’s obligation to deliver Common Units below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the Holder of Common Units issuable upon such exercise that the Holder anticipated receiving from the Issuer (a “Buy-In”), then the Issuer shall, within two (2) Trading Days after the Holder’s request, promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Units or credit such Holder’s balance account with DTC, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units, times (B) the Closing Bid Price on the date of exercise. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Issuer’s failure to timely deliver certificates representing Common Units (or to electronically deliver such Common Units) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Issuer upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of Common Units determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A=	the total number of units with respect to which this Warrant is then being exercised.

B=	the Weighted Average Price of the Common Units over the ten Trading Days immediately preceding the date of the applicable Exercise Notice.

C=	the Exercise Price then in effect for the applicable Warrant Units at the time of such exercise.

For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the date hereof, the Issuer hereby acknowledges and agrees that the Warrant Units issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Units shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Warrant Agreement.

(d) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Units, the Issuer shall promptly issue to the Holder the number of Warrant Units that are not disputed and resolve such dispute in accordance with Section 11.

(e) Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Issuer shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to the terms and conditions of this Warrant and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of Common Units outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Common Units beneficially owned by the Holder and the other Attribution Parties shall include the number of Common Units held by the Holder and all other Attribution Parties plus the number of Common Units issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude the number of Common Units which would be issuable upon (A) exercise of the remaining, unexercised portion of this Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Issuer (including, without limitation, any convertible notes or convertible preferred equity or warrants, including any other Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(f). For purposes of this Section 1(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding Common Units the Holder may acquire upon the exercise of this Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding Common Units as reflected in (x) the Issuer’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”), as the case may be, (y) a more recent public announcement by the Issuer or (3) any other written notice by the Issuer or the Transfer Agent setting forth the number of Common Units outstanding (the “Reported Outstanding Unit Number”). If the Issuer receives an Exercise Notice from the Holder at a time when the actual number of outstanding Common Units is less than the Reported Outstanding Unit Number, the Issuer shall (i) notify the Holder in writing of the number of Common Units then outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(f), to exceed the Maximum Percentage, the Holder must notify the Issuer of a reduced number of Warrant Units to be purchased pursuant to such Exercise Notice (the number of units by which such purchase is reduced, the “Reduction Units”) and (ii) as soon as reasonably practicable, the Issuer shall return to the Holder any exercise price paid by the Holder for the Reduction Units. For any reason at any time, upon the written or oral request of the Holder, the Issuer shall within one (1) Trading Day confirm orally and in writing or by electronic mail to the Holder the number of Common Units then outstanding. In any case, the number of outstanding Common Units shall be determined after giving effect to the conversion or exercise of securities of the Issuer, including this Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Unit Number was reported. In the event that the issuance of Common Units to the Holder upon exercise of this Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding Common Units (as determined under Section 13(d) of the 1934 Act), the number of units so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Units”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Units. As soon as reasonably practicable after the issuance of the Excess Units has been deemed null and void, the Issuer shall return to the Holder the exercise price paid by the Holder for the Excess Units. Upon delivery of a written notice to the Issuer, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Issuer and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of other Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the Common Units issuable pursuant to the terms of this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(f) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Warrant.

(g) Insufficient Authorized Units. If at any time while this Warrant remains outstanding the Issuer does not have a sufficient number of authorized and unreserved Common Units to satisfy its obligation to reserve for issuance upon exercise of this Warrant at least a number of Common Units equal to the number of Common Units as shall from time to time be necessary to effect the exercise of all of this Warrant then outstanding (the “Required Reserve Amount” and the failure to have such sufficient number of authorized and unreserved Common Units, an “Authorized Unit Failure”), then the Issuer shall immediately take all action necessary to increase the Issuer’s authorized Common Units to an amount sufficient to allow the Issuer to reserve the Required Reserve Amount for this Warrant then outstanding. In the event that upon any exercise of this Warrant, the Issuer does not have sufficient authorized units to deliver in satisfaction of such exercise, then unless the Holder elects to void such attempted exercise, the Holder may require the Issuer to pay to the Holder within two (2) Trading Days of the applicable exercise, cash in an amount equal to the product of (i) the quotient determined by dividing (x) the number of Warrant Units that the Issuer is unable to deliver pursuant to this Section 1(g), by (y) the total number of Warrant Units issuable upon exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant) and (ii) the Black Scholes Value; provided, that (x) references to “the day immediately following the public announcement of the applicable Fundamental Transaction” in the definition of “Black Scholes Value” shall instead refer to “the date the Holder exercises this Warrant and the Issuer cannot deliver the required number of Warrant Units because of an Authorized Unit Failure” and (y) clause (iii) of the definition of “Black Scholes Value” shall instead refer to “the underlying price per unit used in such calculation shall be the highest Weighted Average Price during the period beginning on the date of the applicable date of exercise and the date that the Issuer makes the applicable cash payment.”

2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT UNITS. The Exercise Price and the number of Warrant Units shall be adjusted from time to time as follows:

(a) Adjustment Upon Subdivision or Combination of Common Units. If the Issuer at any time on or after the Subscription Date subdivides (by any unit split, unit dividend, recapitalization or otherwise) one or more classes of its outstanding Common Units into a greater number of units, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Units will be proportionately increased. If the Issuer at any time on or after the Subscription Date combines (by combination, reverse unit split or otherwise) one or more classes of its outstanding Common Units into a smaller number of units, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Units will be proportionately decreased. Any adjustment under this Section 2(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment Upon Distributions. If at any time on or after the Subscription Date, any dividend or distribution (other than a dividend or distribution described in Section 2(c) below or a Regular Distribution) is made to substantially all holders of Common Units, then the Exercise Price shall be reduced by the amount of cash or the value of any other property per Common Unit in such dividend or distribution.

(c) Except as provided in Section 2(d), if and whenever the Issuer shall issue or sell, or is, in accordance with any of clauses (i) through (iv) below, deemed to have issued or sold, any Common Units (a “Trigger Issuance”) for no consideration or for a consideration per unit less than the Closing Sale Price of the Common Units in effect at the time of such Trigger Issuance (the “Current Price”), the number of Warrant Units which may be purchased upon exercise of the Warrant shall be increased by multiplying the number of Warrant Units which currently may be purchased upon exercise of the Warrant by the following fraction:

       A

B + (C / D)

where

A=	the number of Common Units outstanding after giving effect to the issuance of the number of Additional Common Units issued or deemed to be issued as a result of the Trigger Issuance;

B =	the number of Common Units outstanding immediately prior to the Trigger Issuance;

C =	the aggregate consideration, if any, received or deemed to be received by the Issuer upon such Trigger Issuance; and

D =	the Current Price.

For purposes of this Section 2(c), “Additional Common Units” shall mean all Common Units issued by the Issuer or deemed to be issued pursuant to this Section 2(c), other than Excluded Issuances (as defined in Section 2(d)).

For purposes of this Section 2(c), the following clauses (i) through (iv) shall also be applicable:

(i) Issuance of Rights or Options. In case at any time the Issuer shall in any manner grant (directly and not by assumption in a merger or otherwise) any Options, whether or not such Options, or the right to convert or exchange any Convertible Securities to which the Options relate, are immediately exercisable, and the price per unit for which Common Units are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (1) the total amount, if any, received or receivable by the Issuer as consideration for the granting of such Options, plus (2) the aggregate amount of additional consideration payable to the Issuer upon the exercise of all such Options, plus (3), in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of Common Units issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Current Price in effect immediately prior to the time of the granting of such Options, then the total number of Common Units issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per unit as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Warrant Units. Except as otherwise provided in clause (iii) below, no adjustment of the number of Warrant Units shall be made upon the actual issue of such Common Units or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Units upon conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. In case the Issuer shall in any manner issue (directly and not by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per unit for which Common Units are issuable upon such conversion or exchange (determined by dividing (A) the sum (which sum shall constitute the applicable consideration) of (1) the total amount received or receivable by the Issuer as consideration for the issue or sale of such Convertible Securities, plus (2) the aggregate amount of additional consideration, if any, payable to the Issuer upon the conversion or exchange thereof, by (B) the total number of Common Units issuable upon the conversion or exchange of all such Convertible Securities), shall be less than the Current Price in effect immediately prior to the time of such issue or sale, then the total maximum number of Common Units issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per unit as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the number of Warrant Units, provided that (X) except as otherwise provided in clause (iii) below, no adjustment of the number of Warrant Units shall be made upon the actual issuance of such Common Units upon conversion or exchange of such Convertible Securities and (Y) no further adjustment of the number of Warrant Units shall be made by reason of the issue or sale of Convertible Securities upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 2(c).

(iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in clause (i) above, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in clauses (i) or (ii) above, or the rate at which Convertible Securities referred to in clauses (i) or (ii) above are convertible into or exchangeable for Common Units shall change at any time (including, without limitation, changes under or by reason of provisions designed to protect against dilution), the number of Warrant Units at the time of such event shall forthwith be readjusted to the number of Warrant Units that could be purchased upon exercise of the Warrant had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv) Consideration for Limited Partner Interests. In case any Common Units, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Issuer therefor, after deduction therefrom of any expenses incurred or any underwriting discounts, commissions or concessions paid or allowed by the Issuer in connection therewith. In case any Common Units, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Issuer shall be deemed to be the fair value of such consideration as determined in good faith and agreed upon by both the Board of Directors of the general partner of the Issuer and the Holder, after deduction of any expenses incurred or any underwriting discounts, commissions or concessions paid or allowed by the Issuer in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Issuer, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as is allocable to the Options under generally accepted accounting principles. If Common Units, Options or Convertible Securities shall be issued or sold by the Issuer and, in connection therewith, other Options or Convertible Securities (the “Additional Rights”) are issued, then the consideration received or deemed to be received shall be allocated between the Common Units, Options, Convertible Securities and Additional Rights in the manner in which such consideration is allocable under generally accepted accounting principles. The Board of Directors of the general partner of the Issuer shall respond promptly, in writing, to an inquiry by the Holder as to its view of the amount of consideration allocable to the Additional Rights.

(v) Conversion of Existing Units. In case any units outstanding on the date this Warrant is initially issued, other than Common Units, are converted into or exchanged for Common Units, the issuance of such Common Units shall be deemed to be a Trigger Issuance and the aggregate consideration, if any, received or deemed to be received by the Issuer upon such Trigger Issuance, shall be deemed to be zero.

(d) Anything herein to the contrary notwithstanding, the Issuer shall not be required to make any adjustment to the number of Warrant Units in the case of the issuance of (i) limited partner interests, Options or Convertible Securities issued to directors, officers, employees or consultants of the Issuer in connection with their service as directors of the general partner of the Issuer (other than the foregoing nothing herein shall exclude issuances to affiliates of the general partner of the Issuer from the adjustment provisions of the Warrant), their employment by the Issuer or their retention as consultants by the Issuer pursuant to an equity compensation program approved by the board of directors of the general partner of the Issuer or the compensation committee of the board of directors of the general partner of the Issuer, provided that such issuances shall not exceed 10% of the Reference Common Units (as defined below) for all such issuances in excess of the Disregarded Number of Common Units (as defined below), (ii) Common Units issued or issuable by reason of a unit split or other distribution on Common Units (but only to the extent that such a unit split or distribution results in an adjustment in the number of Warrant Units that can be purchased upon exercise of the Warrant pursuant to the other provisions of this Warrant), (iii) Common Units, Options or Convertible Securities issued pursuant to an underwritten offering registered with the SEC pursuant to Section 5 of the 1933 Act, and (iv) Common Units, Options or Convertible Securities issued as consideration for the acquisition of substantially all of the equity interests or assets of another company or group of related companies, provided that, if requested by the Required Holders, the Issuer receives a fairness opinion from a recognized investment bank or valuation firm that concludes that the fair market value of the equity interests or assets acquired in the transaction approximates the market value of the Common Units, Options or Convertible Securities issued by the Issuer in the transaction (collectively, “Excluded Issuances”). For purposes hereof, the “Reference Common Units” are 12,993,869 Common Units which equals the sum of (I) the 12,993,869 Common Units outstanding on the date hereof plus (II) 0 Common Units which are issuable upon the vesting of all of the currently outstanding grants for Common Units previously made pursuant to the Issuer’s existing long-term incentive plan (such number of common units provided for in this clause (II), the “Disregarded Number of Common Units”).

(e) Voluntary Adjustment By Issuer. The Issuer may at any time during the term of this Warrant, with the prior written consent of the Required Holders, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the general partner of the Issuer.

3. PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 2 above, if at any time the Issuer grants, issues or sells any Options, Convertible Securities or rights to purchase units, warrants, securities or other property pro rata to the record holders of any class of units (the “Purchase Rights”) other than in an Excluded Issuance, then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Units acquirable upon complete exercise of this Warrant (without regard to any limitations or restrictions on exercise of this Warrant, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such Common Units as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the benefit of the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Fundamental Transactions. The Issuer shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Issuer under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements, if so requested by the Holder, to deliver to each holder of the Warrants in exchange for such Warrants a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, which is exercisable for the Fundamental Transaction Consideration to which the Holder would have been entitled had the Holder exercised this Warrant immediately prior to the occurrence or consummation of the Fundamental Transaction. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately apportioned among the Fundamental Transaction Consideration in a reasonable manner reflecting the relative value of any different components of the Fundamental Transaction Consideration. If holders of Common Units are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Fundamental Transaction Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.

(c) Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the ninetieth (90th) day after the occurrence or consummation of such Fundamental Transaction, the Issuer (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within five (5) Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction.

4. NONCIRCUMVENTION. The Issuer hereby covenants and agrees that the Issuer will not, by amendment of its Certificate of Formation or Limited Partnership Agreement, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Issuer (i) shall not increase the par value of any Common Units receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Issuer may validly and legally issue fully paid and nonassessable Common Units upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Units, solely for the purpose of effecting the exercise of the Warrants, the number of Common Units as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

5. WARRANT HOLDER NOT DEEMED A UNITHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of unit capital of the Issuer for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a unitholder of the Issuer or any right to vote, give or withhold consent to any action (whether any reorganization, issue of units, reclassification of units, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Units which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a unitholder of the Issuer, whether such liabilities are asserted by the Issuer or by creditors of the Issuer. Notwithstanding this Section 5, the Issuer shall provide the Holder with copies of the same notices and other information given to the unitholders of the Issuer generally, contemporaneously with the giving thereof to the unitholders.

6. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. This Warrant is transferable in whole or in part by the Holder thereof without the prior consent of the Issuer. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Issuer, whereupon the Issuer will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Units being transferred by the Holder and, if less than the total number of Warrant Units then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d)) to the Holder representing the right to purchase the number of Warrant Units not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Issuer of evidence reasonably satisfactory to the Issuer of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Issuer in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Issuer shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Units then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Issuer, for a new Warrant or Warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Units then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Units as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional Warrant Units shall be given.

(d) Issuance of New Warrants. Whenever the Issuer is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Units then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) or Section 6(c), the Warrant Units designated by the Holder which, when added to the number of Common Units underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Units then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant. The Issuer shall not be required to issue a new Warrant until the Holder surrenders the Warrant that the new Warrant is being issued in replacement of. Until surrendered for a new Warrant, a Warrant shall only represent the right to purchase the number of Warrant Units as reflected by the register maintained by the Issuer and not the number of Warrant Units stated in the Warrant.

7. NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 6(f) of the Warrant Agreement. The Issuer shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Issuer will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Issuer closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Units, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase units, warrants, securities or other property to holders of Common Units or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Issuer.

8. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the Required Holders. Any change, amendment or waiver by the Issuer and the Required Holders shall be binding on the Holder of this Warrant and all holders of the other Warrants.

9. GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Issuer hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Issuer hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 6(f) of the Warrant Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Issuer in any other jurisdiction to collect on the Issuer’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE ISSUER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

10. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Issuer and all the Holders and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

11. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Units, the Issuer shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within one (1) Business Day of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Issuer are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Units within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Issuer shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Holder and approved by the Issuer, such approval not to be unreasonably withheld, conditioned or delayed or (b) the disputed arithmetic calculation of the Warrant Units to an independent, outside accountant, selected by the Holder and approved by the Issuer, such approval not to be unreasonably withheld, conditioned or delayed. The Issuer shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Issuer and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

12. REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Issuer to comply with the terms of this Warrant. The Issuer acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Issuer therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

13. TRANSFER. This Warrant and the Warrant Units may be offered for sale, sold, transferred, pledged or assigned without the consent of the Issuer, except as may otherwise be required by Section 2(f) of the Warrant Agreement.

14. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. DISCLOSURE. Upon receipt or delivery by the Issuer of any notice in accordance with the terms of this Warrant, unless the Issuer has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Issuer or its Subsidiaries, the Issuer shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Issuer believes that a notice contains material, nonpublic information relating to the Issuer or its Subsidiaries, the Issuer so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Issuer or its Subsidiaries.

16. INCOME TAX TREATMENT. The Holder and the Issuer agree that, for income tax purposes, the Warrants shall be treated from and after issuance as not exercised by the holder thereof unless such Warrants are exercised pursuant to Section 1 hereof. In connection therewith, prior to the exercise of any such Warrants, the Partnership shall not issue to the holder of the Warrants information returns on IRS Form K-1 (and corresponding forms for state, local and foreign income tax reporting purposes) allocating any items of income, gain, loss, deduction and credit to the holder of the Warrants.

17. LOCK-UP. The Holder will agree, in connection with an underwritten offering of Common Units by the Issuer, to be bound by the underwriting agreement’s lock-up restrictions; provided that (1) such lock-up shall not restrict the right of the Holder to exercise this Warrant, including a Cashless Exercise, (2) the lock-up applicable to the Holder shall be no more restrictive than the lock-ups agreed to by each of the Issuer’s directors and executive officers; (3) in the event that any of the Issuer’s directors or executive officers is released from such lock-up to any extent, the Holder shall be released on a pro rata basis; (4) the Holder shall only agree to such a lock-up in connection with a single underwritten offering; (5) such lock-up restrictions shall not apply for a period of longer than 90 days and (6) no such lock-up restrictions shall apply at any time during the six month period ending on the Expiration Date.

18. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the equity interests having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Issuer’s Common Units would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(e) “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the greater of (x) Closing Sale Price of the Common Units as of the day the applicable Fundamental Transaction is publicly announced, or, if the Fundamental Transaction is not publicly announced, the date immediately preceding the date the Fundamental Transaction is consummated and (y) the underlying price per unit used in such calculation shall be the sum of the price per unit being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.

(f) “Bloomberg” means Bloomberg Financial Markets.

(g) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Issuer and the Holder. If the Issuer and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11. All such determinations to be appropriately adjusted for any unit dividend, unit split, unit combination, reclassification or other similar transaction during the applicable calculation period.

(i) “Common Unit” means (i) the Issuer’s Common Units Representing Limited Partnership Interests, and (ii) any equity interests into which such Common Units shall have been changed or any equity interests resulting from a reclassification of such Common Units.

(j) “Convertible Securities” means any securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Units.

(k) “Eligible Market” means The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, NYSE MKT LLC or The New York Stock Exchange, Inc.

(l) “Expiration Date” means the date five years after the Issuance Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Principal Market (a “Holiday”), the next day that is not a Holiday.

(m) “Fundamental Transaction” means:

(i) the Issuer, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Issuer with or into another Person in which the Issuer is not the surviving entity,

(ii) the Issuer, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions in connection with which the Issuer is dissolved,

(iii) the Issuer, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Units or any compulsory exchange pursuant to which the Common Units are effectively converted into or exchanged for other securities, cash or property.

(n) “Fundamental Transaction Consideration” means any consideration which holders of Common Units are entitled to receive in a Fundamental Transaction, including without limitation common or preferred stock, convertible securities, common or preferred units, options, warrants, contingent rights, or cash.

(o) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(p) “Options” means any rights, warrants or options to subscribe for or purchase Common Units or Convertible Securities.

(q) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common capital or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(r) “Person” means an individual, a limited liability Issuer, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(s) “Principal Market” means the OTCQB market operated by OTC Markets Group Inc..

(t) “Regular Distribution” means any cash dividend or cash distribution which, when combined on a per Common Unit basis with the per Common Unit amounts of all other cash dividends and cash distributions paid on the Common Units during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in Section 2(a) and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of Common Units issuable on exercise of this Warrant), does not exceed $0.30 per Common Unit.

(u) “Required Holders” means the holders of the Warrants representing at least a majority of the Common Units underlying the Warrants then outstanding.

(v) “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Issuer’s primary trading market with respect to the Common Units as in effect on the date of delivery of the applicable Exercise Notice.

(w) “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(x) “Subsidiary” has the meaning ascribed to such term in the Warrant Agreement.

(y) “Successor Entity” means one or more Person or Persons (or, if so elected by the Required Holders, the Issuer or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Issuer or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(z) “Trading Day” means any day on which the Common Units is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Units on such day, then on the principal securities exchange or securities market on which the Common Units is then traded.

(aa) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Issuer and the Holder. If the Issuer and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 11 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any unit dividend, unit split, unit combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer has caused this Warrant to Purchase Common Units to be duly executed as of the Issuance Date set out above.

RHINO RESOURCE PARTNERS LP

By:	Rhino GP LLC, its general partner

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON UNITS REPRESENTING LIMITED PARTNERSHIP

INTERESTS

RHINO RESOURCE PARTNERS LP

The undersigned holder hereby exercises the right to purchase of the _______________________ Common Units (“Warrant Units”) of Rhino Resource Partners LP, a Delaware limited partnership (the “Issuer”), evidenced by the attached Warrant to Purchase Common Units Representing Limited Partnership Interests (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

__________ a “Cash Exercise” with respect to Warrant Units;

and/or

__________ a “Cashless Exercise” with respect to Warrant Units.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Units to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Issuer in accordance with the terms of the Warrant.

3. Delivery of Warrant Units. The Issuer shall deliver to the holder _____________ Warrant Units in accordance with the terms of the Warrant.

Date: ______________, ________

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Issuer hereby acknowledges this Exercise Notice and hereby directs Computershare Trust Company, N.A. to issue the above indicated number of Common Units in accordance with the Transfer Agent Instructions dated March 20, 2018 from the Issuer and acknowledged and agreed to by Computershare Trust Company, N.A.

RHINO RESOURCE PARTNERS LP

By:	Rhino GP, LLC, its general partner

By:
Name:
Title: